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                                                                    Exhibit 99.1

August 15, 2001

Investors may contact:
Susan Carr, 704.386.8059
Kevin Stitt, 704.386.5667
Media may contact:
Eloise Hale, 704.387.0013
eloise.hale@bankofamerica.com


                    Bank of America makes strategic decision
                       to exit underperforming businesses
Businesses do not meet bank's commitment to consistent results and high returns


CHARLOTTE -- Bank of America Corporation today announced it is exiting its auto leasing and subprime real estate lending businesses because they do not fit the company's strategic and profitability objectives.

"We have said for some time that if a business cannot be configured to drive what we believe are consistent, attractive results, we would exit it. Both of these businesses have very volatile earnings streams, have become unattractive from a risk-reward standpoint and have not produced required rates of return," said Kenneth D. Lewis, chairman and chief executive officer. "We are committed to achieving consistent, above average shareholder returns and these actions are aimed at achieving that mission."

Auto Leasing

Margins in the auto leasing business have been dramatically reduced, due primarily to reductions in used car values caused by economic conditions and other external influences. The inherent fluctuation of used car values results in earnings volatility that is not compatible with Bank of America's growth and profitability objectives.

Auto lease originations will cease immediately and the company intends to manage its existing $9.7 billion portfolio over its remaining term. There will be no impact to existing consumer customers as the bank will continue servicing existing contracts until their maturity dates.

The decision to exit the auto leasing business does not impact the company's continued commitment to the commercial and retail auto loan businesses where the residual value risk is not present.
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Subprime Real Estate Lending

The profitability of the subprime real estate lending business is not commensurate with the associated risk. The company took actions to improve the profitability of this business; however, these improvements have not eliminated concerns about earnings volatility, future credit risk and higher operating costs.

New originations will cease immediately. The company intends to liquidate its $26.3 billion subprime portfolio over the next seven to nine months. The company has secured two buyers for its entire branch network and a portion of its fulfillment operation. Additionally, it is also looking for a buyer for the servicing business. There will be no immediate impact on existing borrowers.

Financial Impact

To cover the costs of exiting these businesses, the company will take a $1.25 billion after-tax charge in the third quarter. For context, Bank of America earned $2.0 billion in the most recent quarter. Approximately 50 percent of the charge represents the write-off of goodwill associated with these businesses. The other components include a $253 million after-tax write-down of subprime loans necessary for their disposition and a $256 million after-tax increase to the reserve for estimated auto lease residual losses. The remaining charges represent adjustments to subprime real estate servicing values and miscellaneous expenses.

Excluding the impact of the initial charge, these actions are expected to be neutral to slightly dilutive to operating earnings in the near-term as foregone income in the real estate business is offset by reduced losses in the leasing business. The company believes these actions pave the way to significantly reduce volatility in the earnings stream and strengthen the balance sheet. Remaining capital associated with these businesses will be reinvested.

One of the world's leading financial services companies, Bank of America is committed to making banking work for customers like it never has before. Through innovative technologies and the ingenuity of its people, Bank of America provides individuals, small businesses and commercial, corporate and institutional clients across the United States and around the world new and better ways to manage their financial lives.

Bank of America stock (ticker: BAC) is listed on the New York, Pacific and
London stock exchanges. The company's Web site is www.bankofamerica.com.
News, speeches and other corporate information may be found at www.bankofamerica.com/newsroom.
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NOTE: Kenneth D. Lewis, chairman and chief executive officer, and James H. Hance
Jr., vice chairman and chief financial officer, will discuss this announcement in a conference call at 9:00 a.m. (ET) today. The call can also be accessed via a Webcast available at http://www.bankofamerica.com/investor or by dialing
                       -------------------------------------
785.832.1523, ID number 34567. A slide package will be available shortly before the call at the same address. A replay will be at 402.220.1548.
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Forward Looking Statements
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This press release contains forward-looking statements with respect to the financial conditions and results of operations of Bank of America, including, without limitation, statements relating to the earnings outlook of the company. These forward-looking statements involve certain risks and uncertainties.
Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) the inability to sell the subprime real estate branch, fulfillment or servicing businesses; (2) the inability to dispose of the subprime real estate loan portfolio; (3) increased credit costs from the company's estimate of future leases losses; (4) unexpected costs and expenses associated with existing auto leasing and subprime real estate lending businesses; (5) projected business increases following process changes and other investments being lower than expected; (6) competitive pressure among financial services companies increasing significantly; (7) general economic conditions, internationally, nationally or in the states in which the company does business, including the impact of the energy crisis, being less favorable than expected;
(8) changes in the interest rate environment reducing interest margins and affecting funding sources; (9) changes in market rates and prices adversely affecting the value of the assets; (10) legislation or regulatory requirements or changes adversely affecting the businesses in which the company is engaged; and (11) additional decisions to downsize, sell or close units or otherwise change the business mix of the company. For further information, please refer to Bank of America's reports filed with the SEC.